Exhibit 10.1

EMPLOYMENT AGREEMENT

This Agreement, effective this 5th day of September, 2008 (the “Effective Date”), by and between Phase Forward Incorporated, a Delaware corporation having offices at 880 Winter Street, Waltham, Massachusetts 02451 (“Phase Forward”), and [Employee] residing at                                                                                      (“Employee”).

WHEREAS, Phase Forward has concurrently herewith consummated the acquisition (the “Transaction”) of Clarix LLC (the “Acquired Company”) pursuant to the terms and conditions of the Unit Purchase Agreement dated the date hereof by and among the Acquired Company, the Selling Interest Holders named therein and Phase Forward (the “UPA”);

WHEREAS, Phase Forward and Employee desire that Employee be employed by Phase Forward (either directly or through the Acquired Company) pursuant to the terms and conditions of this Agreement; and

WHEREAS, Employee’s position requires that he be trusted with extensive confidential information and trade secrets of Phase Forward and that he develop a thorough and comprehensive knowledge of all details of Phase Forward’s business, including, but not limited to, information relating to research, development, inventions, purchasing, accounting, marketing, distribution and licensing of Phase Forward’s products and services;

NOW, THEREFORE, in consideration of the promises and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

1.     Position and Responsibilities.  Phase Forward hereby employs Employee on a full-time basis, to serve as                                       , reporting to                             . Employee hereby accepts said employment.  Employee acknowledges that his title, role and reporting relationships may be changed by Phase Forward during the course of his employment in Phase Forward’s discretion.  Employee agrees to devote Employee’s full business time, best efforts and business judgment, skill and knowledge to the advancement of Phase Forward’s interests and to the discharge of Employee’s duties and responsibilities under this Agreement.

Employee acknowledges the need to follow Phase Forward policies and procedures applicable to the Acquired Company employees.  Employee acknowledges the receipt and review of such policies.

2.     Employment Period.  The employment period under this Agreement will commence on the Effective Date and will be on an “at will” basis, which means that Phase Forward and Employee will be free to terminate the relationship at any time and for any or no reason, subject to the provision of the Executive Agreement (as hereinafter defined) or any other agreement signed by both parties governing any such termination.

3.     Compensation and Benefits.

3.1               Salary.  Starting on the Effective Date, Phase Forward will pay Employee at the rate of $                 per year (“Base Salary”).  The Base Salary will be payable in accordance with the customary payroll practices of Phase Forward as may be established or modified from time to time. Phase Forward will review, on an annual basis, Employee’s performance based upon criteria determined by Phase Forward’s management and Phase Forward may increase (but not decrease)  Employee’s Base Salary in its sole discretion based on such review.

3.2               Incentive Plans.  Starting in 2009, during Employee’s employment, Employee will be eligible to participate in bonus or incentive plans from time to time adopted by Phase Forward and in effect for employees of Phase Forward in similar positions.  Employee’s participation will be subject to (a) the terms of the applicable plan documents, (b) generally applicable Phase Forward policies, and (c) the discretion of management, the Board or any administrative or other committee provided for in, or contemplated by, such plan.  Subject to the foregoing terms and conditions, Employee will be eligible in 2009 to earn a bonus of 35% of his Base Salary.

3.3               Restricted Stock Units.  Upon execution of this Agreement by Phase Forward, Phase Forward will issue to Employee restricted stock units under the Restricted Stock Unit Award Agreement attached hereto as Exhibit A (the “RSU Agreement”).

3.4               Benefits.  During Employee’s employment, and subject to any contribution generally required of employees of Phase Forward, Employee will be eligible to participate in all employee health and benefits plans from time to time adopted by Phase Forward and in effect for employees of Phase Forward in similar positions.  Employee’s participation will be subject to (a) the terms of the applicable plan documents, (b) generally applicable Phase Forward policies, and (c) the discretion of the Board or any administrative or other committee provided for in, or contemplated by, such plan.

Phase Forward’s current plans and policies will govern all other benefits, unless Phase Forward notifies you that any of the Acquired Company’s policies or benefits will govern any benefits.  Phase Forward and/or the Board of Directors may alter, modify, add to, or delete its employee benefits plans and policies at any time as Phase Forward and/or the Board of Directors, each in its sole judgment, determines to be appropriate.

In addition, Employee and Phase Forward will enter into the Executive Agreement attached hereto as Exhibit B (the “Executive Agreement”).

3.5               Taxes; Exclusivity.  Phase Forward will make deductions, withholdings and tax reports with respect to payments under this Agreement to the extent that it reasonably and in good faith believes that it is required to make such deductions, withholdings and tax reports.  Payments under this Agreement will be in amounts net of any such deductions or withholdings.  Nothing in this Agreement will be construed to require Phase Forward to make any payments to compensate Employee for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment.  Employee will not be entitled to any payments other than those provided under this Agreement or the Executive Agreement.

3.6               Vehicle.  From and after the Effective Date, the Company agrees to make all lease payments under that certain Motor Vehicle Lease Agreement, between Devon Hill Motors and Clarix LLC, dated                 .

4.     Termination.  Employee or Phase Forward may terminate Employee’s employment relationship at any time, with or without notice, for any or no reason, subject to the provisions of Section 5.

5.     Effect of Termination.  The provisions of the Executive Agreement will apply in the event of termination of Employee’s employment.

6.     Noncompetition and Related Matters.

6.1               Employee Agreement.  As a condition of employment with Phase Forward and under this Agreement, whether in the position contemplated by this Agreement or any other position held by Employee during the term of employment, Employee will execute, prior to the execution of this Agreement by Phase Forward, the agreement attached hereto as Exhibit C related to confidentiality, intellectual property ownership and non-competition (the “Employee Agreement”). The obligations of Employee under the Employee Agreement expressly survive (a) any termination of Employee’s employment to the extent provided in the Employee Agreement, regardless of the manner of such termination, or termination of this Agreement and (b) any change in Employee’s position, role, compensation or responsibilities.

Employee hereby acknowledges that (a) as a holder of membership interests of the Acquired Company he will derive financial benefit from the Transaction, (b) Employee’s willingness to sign the agreement attached hereto as Exhibit C is intended to induce Phase Forward to enter into the UPA and consummate the transactions contemplated thereby, and (c) the agreements, covenants and restrictions contained in Exhibit C are reasonable in light of Phase Forward’s need to protect its business, including the business of the Acquired Company.

6.2               Equitable Relief.  Employee agrees that any breach of the noncompetition provisions set forth in the Employee Agreement by Employee will cause irreparable damage to Phase Forward and that in the event of such breach Phase Forward will have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent Employee’s violation of Employee’s obligations thereunder.

7.     Conflicting Agreements.  Employee hereby warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which or by which Employee is a party or is bound and that Employee is not now subject to and will not enter into any agreement, including, without limitation, any covenants against competition or similar covenants that would affect the performance of his obligations hereunder.

8.     Miscellaneous.

8.1               Assignment.  Employee will not assign this Agreement (including any of the exhibits hereto) or any interest herein (or therein).  Phase Forward may assign this Agreement (including any of the exhibits hereto), and it is specifically understood and agreed that no such assignment by Phase Forward will be deemed to be a “termination” of Employee’s employment with Phase Forward within the meaning of Section 4 hereof.  This Agreement will inure to the benefit of Phase Forward’s successors and assigns and will be binding upon Phase Forward’s successors and assigns and upon Employee and his executors, administrators and heirs.

8.2               Severability.  If any portion or provision of this Agreement will to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the application of such provision in such circumstances will be modified to permit its enforcement to the maximum extent permitted by law, and both the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable and the remainder of this Agreement will not be affected thereby, and each portion and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law.

8.3               Waiver; Amendment.  No waiver of any provision hereof will be effective unless made in writing and signed by the waiving party.  The failure of Phase Forward to require the performance of any term or obligation of this Agreement, or the waiver by Phase Forward of any breach of this Agreement, will not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.  This Agreement may be amended or modified only by a written instrument signed by Employee and a person authorized by the Board of Directors of Phase Forward.

8.4               Notices.  All notices, requests and other communications provided for by this Agreement will be in writing and will be effective when delivered in person or three (3) business days after being deposited in the mail of the United States, postage prepaid, registered or certified, and addressed (a) in the case of Employee, to the address set forth underneath his signature to this Agreement or (b) in the case of Phase Forward, to the attention of its General Counsel and/or to such other address as either party may specify by notice to the other.

8.5               Entire Agreement.  This Agreement and the agreements identified as exhibits hereto constitute the entire agreement between Phase Forward and Employee with respect to the terms and conditions of Employee’s employment with Phase Forward or the Acquired Company and supersede all prior communications, agreements and understandings, written or oral, between Employee and Phase Forward or the Acquired Company with respect to the terms and conditions of Employee’s employment with Phase Forward.

8.6               Counterparts.  This Agreement may be executed in counterparts, each of which will be original and all of which together will constitute one and the same instrument.

8.7               Governing Law.  This Agreement, the employment relationship contemplated herein and any claim arising from such relationship, whether or not arising under this Agreement, will be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of laws provision or rule thereof.

8.8               Consent to Jurisdiction.  Each of Phase Forward and Employee, by its or his execution hereof, hereby irrevocably submits to the exclusive jurisdiction of the state or federal courts of the Commonwealth of Massachusetts for the purpose of any claim or action arising out of or based upon this Agreement, Employee’s employment with Phase Forward and/or termination thereof, or relating to the subject matter hereof, and agrees not to commence any such claim or action other than in the above-named courts.

8.9               Survival.  The provisions of Section 6, Section 8, the RSU Agreement, the Executive Agreement and the Employee Agreement will survive the termination of this Agreement, in each case to the extent not satisfied as of the last day of Employee’s employment.

IN WITNESS WHEREOF, this Employment Agreement has been executed by Phase Forward, by its duly authorized representative, and by Employee, as of the date first above written.

PHASE FORWARD INCORPORATED

BY:
Name:
Title:

EMPLOYEE